UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2019
L3HARRIS TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-3863	34-0276860
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1025 West NASA Blvd., Melbourne, Florida	32919
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (321) 727-9100

HARRIS CORPORATION
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.00 per share	LHX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Introductory Note

As previously disclosed in the Current Report on Form 8-K filed by Harris Corporation, a Delaware corporation (“Harris”), with the Securities and Exchange Commission (the “SEC”) on October 16, 2018, on October 12, 2018, Harris entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) with L3 Technologies, Inc., a Delaware corporation (“L3”), and Leopard Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of Harris (“Merger Sub”).

On June 29, 2019, upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law, Merger Sub merged with and into L3 (the “Merger”).  At the effective time of the Merger (the “Effective Time”), the separate corporate existence of Merger Sub ceased, and L3 continued its existence under Delaware law as the surviving corporation in the Merger and a direct wholly-owned subsidiary of Harris, which was renamed “L3Harris Technologies, Inc.” (“L3Harris”) upon the consummation of the Merger.

Item 1.01. Entry into a Material Definitive Agreement.

New Revolving Credit Agreement

In connection with the consummation of the Merger, on June 28, 2019, L3Harris established a new $2 billion five-year senior unsecured revolving credit facility (the “New Credit Facility”) by entering into a Revolving Credit Agreement (the “New Credit Agreement”) with: lenders party thereto; JPMorgan Chase Bank, N.A., as administrative agent, as an issuing bank for letters of credit and as swingline lender; Citibank, N.A., Bank of America, N.A., Morgan Stanley MUFG Loan Partners, LLC and Wells Fargo Bank, National Association, as co-syndication agents; and JPMorgan Chase Bank, N.A., Citibank, N.A., Bank of America Securities, Inc., Morgan Stanley MUFG Loan Partners, LLC and Wells Fargo Securities, LLC, as joint lead arrangers and joint bookrunners.

The New Credit Facility replaces Harris’ prior $1 billion five-year senior unsecured revolving credit facility established under the Revolving Credit Agreement, dated as of June 26, 2018 (the “2018 Credit Agreement”).

Harris had entered into the 2018 Credit Agreement with: (i) a syndicate of lenders from time to time parties thereto; (ii) JPMorgan Chase Bank, N.A., as administrative agent, as an issuing bank for letters of credit and as swingline lender; (iii) Citibank, N.A., Bank of America, N.A., Wells Fargo Bank, National Association, Morgan Stanley Senior Funding, Inc., U.S. Bank National Association, HSBC Bank, USA, National Association, and The Bank of Nova Scotia, as co-syndication agents; and (iv) JPMorgan Chase Bank, N.A., Citibank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Morgan Stanley Senior Funding, Inc., U.S. Bank National Association, HSBC Securities (USA) Inc. and The Bank of Nova Scotia, as joint lead arrangers and joint bookrunners.  The 2018 Credit Agreement was terminated concurrently with the effectiveness of, and as a condition of entering into, the New Credit Agreement.  No loans or letters of credit under the 2018 Credit Agreement were outstanding at the time of, or were repaid in connection with, such termination.  The 2018 Credit Agreement was scheduled to terminate on June 26, 2023, and Harris incurred no early termination penalties as a result of such termination.

The New Credit Agreement provides for the extension of credit to L3Harris in the form of revolving loans, swingline loans and letters of credit, at any time and from time to time during the term of the New Credit Agreement, in an aggregate principal amount at any time outstanding not to exceed $2 billion, with a sub-limit of $140 million for swingline loans and a sub-limit of $350 million for letters of credit.  Borrowings under the New Credit Agreement may be denominated in U.S. Dollars, Euros, Sterling and any other currency (x) that is a lawful currency (other than U.S. Dollars) that is readily available and freely transferable and convertible into U.S. Dollars, (y) for which a LIBOR Screen Rate (as defined in the New Credit Agreement) is available in the administrative agent’s determination and (z) that is agreed to by the administrative agent and each of the lenders, with a non-U.S. currency sub-limit of $400 million.  The New Credit Agreement includes a provision pursuant to which, from time to time, L3Harris may request that the lenders in their discretion increase the maximum amount of commitments under the New Credit Agreement by an amount not to exceed $1 billion.  Only consenting lenders (including new lenders reasonably acceptable to the administrative agent) will participate in any increase.  L3Harris has no obligation to offer the right to participate in such increase to any or all of the existing lenders.  In no event will the maximum amount of credit extensions available under the New Credit Agreement exceed $3 billion.

The proceeds of loans or letters of credit borrowings under the New Credit Agreement are restricted from being used for hostile acquisitions (as defined in the New Credit Agreement) or for any purpose in contravention of applicable laws.  L3Harris is not otherwise restricted under the New Credit Agreement from using the proceeds of loans or letters of credit borrowings under the New Credit Agreement for working capital and other general corporate purposes or from using the New Credit Facility to refinance existing debt and to repay maturing commercial paper issued by L3Harris from time to time.  Subject to certain conditions stated in the New Credit Agreement (including the absence of any default and the accuracy of certain representations and warranties), L3Harris may borrow, prepay and re-borrow amounts under the New Credit Agreement at any time during the term of the New Credit Agreement.

The New Credit Agreement provides that L3Harris may designate wholly-owned subsidiaries organized in the United States, Canada or the United Kingdom (or such other jurisdictions as all lenders shall approve) as borrowers under the New Credit Agreement.  The obligations of any such subsidiary borrower shall be guaranteed by L3Harris.

The New Credit Agreement provides that L3Harris may from time to time designate certain of its subsidiaries as unrestricted subsidiaries.  At June 30, 2019, no subsidiaries of L3Harris were unrestricted subsidiaries under the New Credit Agreement.

At L3Harris’ election, borrowings under the New Credit Agreement denominated in U.S. Dollars will bear interest either at (i) the eurocurrency rate for the applicable interest period plus an applicable margin or (ii) the base rate plus an applicable margin.

The eurocurrency rate for an interest period is the rate per annum equal to (a) the London interbank offered rate (“LIBOR”) for such interest period, divided by (b) a percentage equal to 1.00 minus the daily average eurocurrency reserve rate for such interest period.  The applicable interest rate margin over the eurocurrency rate is initially equal to 1.375%, but may increase (to a maximum amount of 1.875%) or decrease (to a minimum amount of 1.125%) based on changes in the ratings of L3Harris’ senior unsecured long-term debt securities (“Senior Debt Ratings”).

The base rate for any day is a rate per annum equal to the greatest of (i) the prime rate in effect on such day, (ii) the NYFRB Rate in effect on such day plus 0.500% (the NYFRB Rate is defined in the New Credit Agreement as the greater of (a) the federal funds rate and (b) the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York as set forth on its public website from time to time, and published on the next succeeding business day by the Federal Reserve Bank of New York as an overnight bank funding rate) and (iii) the eurocurrency rate for a one-month interest period on such day plus 1.000%, provided that the eurocurrency rate for any day shall be based on the LIBOR Screen Rate (or if the LIBOR Screen Rate is not available for such one-month interest period, the Interpolated Rate (as defined in the New Credit Agreement)) at approximately 11:00 a.m. London time on such day.  The applicable interest rate margin over the base rate is initially equal to 0.375%, but may increase (to a maximum amount of 0.875%) or decrease (to a minimum amount of 0.125%) based on changes in L3Harris’ Senior Debt Ratings.

Borrowings under the New Credit Agreement denominated in a currency other than U.S. Dollars will bear interest at the eurocurrency rate for the applicable interest period plus an applicable margin, as described above, plus, in some cases, additional costs.  Letter of credit fees also are determined based on L3Harris’ Senior Debt Ratings.

In addition to interest payable on the principal amount of indebtedness outstanding from time to time under the New Credit Agreement and letter of credit fees, L3Harris is required to pay a quarterly unused commitment fee, which shall accrue at an applicable rate per annum multiplied by the actual daily amount of the lenders’ aggregate unused commitments under the New Credit Agreement.  The applicable rate per annum for the unused commitment fee is initially equal to 0.200%, but may increase (to a maximum amount of 0.300%) or decrease (to a minimum amount of 0.125%) based on changes in L3Harris’ Senior Debt Ratings.

The New Credit Agreement contains certain representations and warranties of L3Harris for the benefit of the administrative agent and the lenders, including but not limited to representations relating to: due incorporation and good standing; due authorization of the New Credit Agreement documentation; absence of any requirement for governmental or third party authorization for the due execution, delivery and performance of the New Credit Agreement documentation; enforceability of the New Credit Agreement documentation; accuracy of financial statements; no material adverse effect since June 29, 2018; absence of material undisclosed litigation on June 28, 2019; compliance with ERISA and environmental, anti-money laundering, sanctions, anti-corruption and certain other laws; payment of taxes; and solvency.

The New Credit Agreement contains certain affirmative covenants, including but not limited to covenants relating to: reporting obligations; maintenance of corporate existence and good standing; compliance with laws; maintenance of properties and insurance; payment of taxes; compliance with ERISA and environmental, anti-money laundering, sanctions, export controls, anti-corruption and certain other laws; and visitation and inspection by the administrative agent and the lenders.  The New Credit Agreement also contains certain negative covenants, including but not limited to covenants: limiting certain liens on assets and limiting certain mergers, consolidations or sales of assets.  The New Credit Agreement also requires that L3Harris not permit its ratio of consolidated total indebtedness to total capital, each as defined in the New Credit Agreement, to be greater than 0.65:1.00.

The New Credit Agreement contains certain events of default, including: failure to make payments under the New Credit Agreement; failure to perform or observe terms, covenants or agreements contained in the New Credit Agreement; material inaccuracy of any representation or warranty under the New Credit Agreement; payment default by L3Harris or certain of its subsidiaries under other indebtedness with a principal amount in excess of $200 million or acceleration of or ability to accelerate such other indebtedness; occurrence of one or more final judgments requiring the payment by L3Harris or certain of its subsidiaries of money in excess of $200 million that remain unsatisfied; incurrence by L3Harris or certain of its subsidiaries of certain ERISA liability in excess of $200 million; any bankruptcy or insolvency of L3Harris or any material subsidiary; invalidity of New Credit Agreement documentation; or a Change of Control (as defined in the New Credit Agreement) of L3Harris.  If an event of default occurs, then the lenders may, among other things, terminate their commitments and declare all outstanding borrowings to be immediately due and payable together with accrued interest and fees.

All principal amounts borrowed or outstanding under the New Credit Agreement are due on June 28, 2024, unless (i) the commitments are terminated earlier either at the request of L3Harris or if certain events of default described in the New Credit Agreement occur or (ii) the maturity date is extended pursuant to provisions allowing L3Harris, from time to time after June 28, 2020, but at least 45 days prior to the scheduled maturity date then in effect, to request that the scheduled maturity date then in effect be extended by one calendar year (with no more than one such extension permitted in any calendar year and no more than two such extensions during the term of the New Credit Agreement), subject to approval by lenders holding a majority of the commitments under the New Credit Agreement and satisfaction of certain conditions stated in the New Credit Agreement (including the absence of any default and the accuracy of certain representations and warranties); provided, however, that all revolving loans of those lenders declining to participate in the requested extension and whose commitments under the New Credit Agreement have not been replaced pursuant to customary replacement rights in favor of L3Harris shall remain due and payable in full, and all commitments under the New Credit Agreement of such declining lenders shall terminate, on the maturity date in effect prior to the requested extension.  At June 30, 2019, no borrowings were outstanding under the New Credit Agreement.

The foregoing description of the New Credit Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the New Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference into this Item 1.01.

Amendment to Merger Agreement

On June 28, 2019, Harris, L3 and Merger Sub entered into a First Amendment (the “Amendment”) to the Merger Agreement, which provides that (1) the name of the combined company will be changed to “L3Harris Technologies, Inc.” as of the Effective Time (the “Name Change”) and (2) unless and until L3Harris’ Board of Directors shall otherwise determine, (a) up to and including June 28, 2019, the fiscal year of L3Harris shall end on the Friday nearest June 30 and (b) commencing June 29, 2019, the fiscal year of L3Harris shall end on the Friday nearest December 31, and the period commencing on June 29, 2019 shall be a fiscal transition period ending on January 3, 2020.  The foregoing description of the Amendment is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 2.2 to this Current Report on Form 8-K and incorporated by reference into this Item 1.01.

Item 1.02. Termination of a Material Definitive Agreement.

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K related to the 2018 Credit Agreement is incorporated by reference into this Item 1.02.

Item 2.01. Completion of Acquisition or Disposition of Assets.

As described above, on June 29, 2019, Harris and L3 completed their previously announced Merger.  As a result of the Merger, L3 became a direct wholly-owned subsidiary of L3Harris.  At the Effective Time, each issued and outstanding share of common stock of L3, par value $0.01 per share (“L3 Common Stock”) (other than shares of L3 Common Stock owned by Harris, Merger Sub or any other direct or indirect wholly-owned subsidiary of Harris or owned by L3 or any direct or indirect wholly-owned subsidiary of L3, in each case other than any such shares owned by an L3 benefit plan or held on behalf of third parties), was automatically converted into the right to receive 1.30 (the “Exchange Ratio”) shares of L3Harris common stock, par value $1.00 per share (“L3Harris Common Stock”). In connection with the Merger, the L3 Common Stock, which was previously traded under the ticker symbol “LLL”, ceased to be traded and is in the process of being delisted from the New York Stock Exchange.

In connection with the Merger, the shares of L3Harris Common Stock, which previously traded under ticker symbol “HRS” on the New York Stock Exchange, began trading under ticker symbol “LHX.” A new CUSIP number of 502431109 has been assigned to L3Harris Common Stock.

The issuance of L3Harris Common Stock in connection with the Merger was registered under the Securities Act of 1933, as amended, pursuant to Harris’ registration statement on Form S-4 (File No. 333-228829) (the “Harris S-4”), declared effective by the SEC on February 20, 2019.

Harris stock options granted prior to October 12, 2018 automatically vested at the Effective Time, and other Harris equity awards granted prior to October 12, 2018 automatically vested at the Effective Time and are in the process of being settled in L3Harris Common Stock, in each case, in accordance with the terms that were applicable to such awards prior to the Effective Time.  Additionally, any Harris equity award granted on or after October 12, 2018 did not automatically vest upon the Effective Time, but instead remained outstanding as an award with respect to L3Harris Common Stock in accordance with the terms that were applicable to such award prior to the Effective Time.

L3’s equity awards granted prior to October 12, 2018, in accordance with the terms and conditions that were applicable to such awards prior to the Effective Time, generally automatically vested at the Effective Time and are in the process of being settled in L3Harris Common Stock (with stock options automatically converted into stock options with respect to L3Harris Common Stock), in each case, after giving effect to the Exchange Ratio and appropriate adjustments to reflect the consummation of the Merger and the terms and conditions applicable to such awards prior to the Effective Time.  Additionally, at the Effective Time, any L3 restricted stock unit or L3 restricted stock award granted on or after October 12, 2018 was converted into a corresponding award with respect to L3Harris Common Stock, with the number of shares underlying such award adjusted based on the Exchange Ratio and remained outstanding in accordance with the terms that were applicable to such award prior to the Effective Time.

The foregoing summary description of the completion of the Merger does not purport to be complete and is qualified in its entirety by reference to the terms of the Merger Agreement, which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by Harris with the SEC on October 16, 2018 and is incorporated by reference into this Item 2.01, and to the terms of the Amendment, which is filed as Exhibit 2.2 to this Current Report on Form 8-K and is incorporated by reference into this Item 2.01.

Item 2.02. Results of Operations and Financial Condition.

The information contained in this Current Report on Form 8-K that is furnished under this Item 2.02 and Item 7.01, including the Supplemental Combined Financial Information (as defined below) included in accompanying Exhibit 99.1 and the accompanying Exhibit 99.8, is being furnished pursuant to Item 2.02 and Item 7.01 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section. The information contained in this Current Report on Form 8-K that is furnished under this Item 2.02 and Item 7.01, including the Supplemental Combined Financial Information included in accompanying Exhibit 99.1 and the accompanying Exhibit 99.8, shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in such a filing.

On July 1, 2019, L3Harris issued a press release announcing, among other things, the reorganization of its operating businesses into the following four mission-focused segments:

•
Integrated Mission Systems, led by Sean Stackley, headquartered in Palm Bay, Florida, with approximately $4.9 billion in pro forma combined calendar 2018 revenue. Includes intelligence, surveillance and reconnaissance; advanced electro optical and infrared; and maritime power and navigation;

•
Space and Airborne Systems, led by Ed Zoiss, headquartered in Palm Bay, Florida, with approximately $4.0 billion in pro forma combined calendar 2018 revenue. Includes space payloads, sensors and full-mission solutions; classified intelligence and cyber defense; avionics; and electronic warfare;

•
Communication Systems, led by Dana Mehnert, headquartered in Rochester, New York, with approximately $3.8 billion in pro forma combined calendar 2018 revenue. Includes tactical communications; broadband communications; L3’s night vision; and public safety; and

•
Aviation Systems, led by Todd Gautier, headquartered in Arlington, Texas, with approximately $3.8 billion in pro forma combined calendar 2018 revenue. Includes defense aviation products; security, detection and other commercial aviation products; air traffic management; and commercial and military pilot training.

The new segment structure was effective immediately following the completion of the Merger, and L3Harris will report the financial results of its operations on the basis of the new segment structure commencing with the first quarter of its fiscal transition period that began June 29, 2019 and ends January 3, 2020.  L3Harris’ consolidated financial statements for periods ending after June 28, 2019 will reflect the new segment structure (which replaced Harris’ prior segment structure), including reclassification of all comparative prior period segment information to reflect the impact of the reorganization.

L3Harris’ press release and a related L3Harris overview presentation included, as supplemental information for investors in connection with the reorganization and new segment structure, unaudited historical total company and segment revenue, approximate segment operating margin, earnings before interest and taxes, free cash flow and other financial measures which combine Harris and L3 historical operating results as if the businesses had been operated together on the basis of the new segment structure during prior periods, but excluding the operating results of Harris’ night vision business and allocating Harris’ corporate department expense to the new segment structure (the “Supplemental Combined Financial Information”).

The Supplemental Combined Financial Information included in L3Harris’ press release and the related L3Harris overview presentation are furnished herewith as Exhibit 99.1 and Exhibit 99.8, respectively, and are incorporated by reference into this Item 2.02.

The reorganization and the Supplemental Combined Financial Information have no impact on Harris’ or L3’s previously reported consolidated balance sheets or statements of income, comprehensive income, cash flows or equity.

For avoidance of doubt, the Supplemental Combined Financial Information also was not intended to be, and was not, prepared on a basis consistent with the unaudited pro forma condensed combined financial information in Exhibit 99.7 to this Current Report on Form 8-K, which provides the pro forma financial information required by Item 9.01(b) of Form 8-K. For instance, the Supplemental Combined Financial Information does not give effect to the Merger under the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification Topic 805, Business Combinations (“ASC Topic 805”), with Harris treated as the legal and accounting acquirer, and was not prepared to reflect the Merger as if it occurred on the first day of any of the fiscal periods presented. The Supplemental Combined Financial Information has not been adjusted to give effect to pro forma events that are (1) directly attributable to the Merger, (2) factually supportable, or (3) expected to have a continuing impact on the combined results of Harris and L3. More specifically, other than excluding the operating results of Harris’ night vision business and allocating Harris’ corporate department expense to the new segment structure, the Supplemental Combined Financial Information does not reflect the types of pro forma adjustments set forth in Exhibit 99.7 to this Current Report on Form 8-K. Consequently, the Supplemental Combined Financial Information is intentionally different from, but does not supersede, the pro forma financial information set forth in Exhibit 99.7 to this Current Report on Form 8-K.

In addition, the Supplemental Combined Financial Information does not purport to indicate the results that actually would have been obtained had the Harris and L3 businesses been operated together on the basis of the new segment structure during the periods presented, or which may be realized in the future.

Amounts Adjusted for Certain Non-Recurring Items

The Supplemental Combined Financial Information includes amounts adjusted for certain non-recurring items, including segment operating income, unallocated corporate expense, net interest expense, noncontrolling interest, effective tax rate and approximate shares outstanding, in each case as adjusted to exclude Merger-related deal and integration costs and other non-recurring items previously reported by Harris or L3, as applicable, for the prior periods. Such amounts should be viewed in addition to, and not in lieu of, segment operating income, unallocated corporate expense, net interest expense, noncontrolling interest, effective tax rate and approximate shares outstanding and other financial measures on an unadjusted basis.

L3Harris management believes that these adjusted amounts, when considered together with the unadjusted amounts, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionate positive or negative impact on results in any particular period. L3Harris management also believes that these adjusted amounts enhance the ability of investors to analyze trends in L3Harris’ business and to understand L3Harris’ performance. In addition, L3Harris may utilize adjusted amounts as guides in forecasting, budgeting and long-term planning processes and to measure operating performance for some management compensation purposes. Adjusted amounts should be considered in addition to, and not as a substitute for, or superior to, unadjusted amounts.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K related to the New Credit Agreement is incorporated by reference into this Item 2.03.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Directors

In accordance with the terms of the Merger Agreement, effective at the Effective Time, the Board of Directors (the “Board”) of L3Harris was reconstituted to consist of twelve directors, comprised of Mr. William M. Brown, Mr. Christopher E. Kubasik, five members designated by Harris prior to the Effective Time and five members designated by L3 prior to the Effective Time.  The directors designated by Harris were Sallie B. Bailey, Peter W. Chiarelli, Thomas A. Dattilo, Roger B. Fradin and Lewis Hay III (the “Harris Designees”), all of whom were then-serving directors of Harris whose terms continued as directors of L3Harris.  The directors designated by L3 were Thomas A. Corcoran, Lewis Kramer, Rita S. Lane, Robert B. Millard and Lloyd W. Newton (the “L3 Designees”), all of whom were then-serving directors of L3 whose appointments as directors of L3Harris were effective at the Effective Time and were unanimously approved on June 28, 2019 by the entire Board of Harris, which also determined that each of the L3 Designees met the independence requirements under the rules of the New York Stock Exchange. The then-serving members of the Board of Harris, other than the Harris Designees and Mr. Brown, namely James F. Albaugh, Vyomesh I. Joshi, Leslie F. Kenne, Gregory T. Swienton and Hansel E. Tookes II, voluntarily resigned as directors and from each Board committee on which they served, effective at the Effective Time (not because of any disagreement on any matter relating to the registrant’s operations, policies or practices).  Other than the provisions of the Merger Agreement related to the designation of L3 Designees, there are no arrangements or understandings between the L3 Designees and any other person pursuant to which any L3 Designee was selected as a director, and there are no transactions in which L3Harris was or is to be a participant and in which any L3 Designee had or will have a direct or indirect material interest that are required to be reported pursuant to Item 404(a) of Regulation S-K. A copy of L3Harris’ press release issued on July 1, 2019 announcing, among other things, the non-employee directors on the Board of L3Harris, other than the Supplemental Combined Financial Information, is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 5.02.  In accordance with the terms of the Merger Agreement, effective at the Effective Time, Mr. Brown remained the Chairman of the Board, Mr. Kubasik became the Vice Chairman of the Board and Robert B. Millard became the Lead Independent Director of the Board pursuant to L3’s designation.

In accordance with the Merger Agreement and in connection with the reconstitution of the Board of L3Harris, effective at the Effective Time, the Board similarly reconstituted its standing committees and the composition thereof, as described below:

Audit Committee:	Compensation Committee:
Lewis Kramer, Chairperson	Lewis Hay III, Chairperson
Sallie B. Bailey	Thomas A. Dattilo
Peter W. Chiarelli	Lewis Kramer
Thomas A. Corcoran	Rita S. Lane

Nominating and Governance Committee:	Finance Committee:
Lloyd W. Newton, Chairperson	Roger B. Fradin, Chairperson
Thomas A. Dattilo	Sallie B. Bailey
Lewis Hay III	Thomas A. Corcoran
Robert B. Millard	Rita S. Lane

Officers

In accordance with the terms of the Merger Agreement, effective as of the Effective Time, Mr. Brown ceased being President of L3Harris but remained the Chairman and Chief Executive Officer of L3Harris, and Mr. Kubasik became the Vice Chairman, President and Chief Operating Officer of L3Harris.

Appointment of New Senior Vice President and Chief Financial Officer

On July 1, 2019, L3Harris announced that Mr. Jesus (Jay) Malave, Jr., age 50, has been named Senior Vice President and Chief Financial Officer of L3Harris, effective June 29, 2019.  Mr. Malave succeeds Mr. Rahul Ghai, who is leaving to pursue other opportunities.  Mr. Ghai’s departure is amicable, and there is no disagreement between him and L3Harris on any matter relating to L3Harris’ financial condition or financial reporting.

In connection with the transition, Mr. Malave and L3Harris entered into an employment offer letter agreement (the “Offer Letter Agreement”) pursuant to which, subject to Board approval which was received on June 29, 2019, he was appointed Senior Vice President and Chief Financial Officer of L3Harris, effective June 29, 2019.  To assist with the transition of his duties, Mr. Ghai is expected to continue as an employee through July 14, 2019.

Mr. Malave joins L3Harris from United Technologies Corporation (“UTC”) where he spent more than 20 years in roles of increasing responsibilities, including most recently as Vice President-Finance and Chief Financial Officer of UTC’s Carrier Corporation business from April 2018 to June 2019 and Vice President-Finance and Chief Financial Officer for UTC’s Aerospace Systems business from January 2015 to March 2018.  He served as UTC’s head of investor relations from June 2012 to December 2014 and was Vice President, Financial Planning and Analysis, Treasury and Accounting for UTC’s Hamilton Sundstrand business from May 2011 to June 2012, where he led the finance functional integration of Hamilton Sundstrand and UTC’s Goodrich acquisition.

Offer Letter Agreement with Mr. Malave

The Offer Letter Agreement, which was approved by the Compensation Committee of the Board (previously named the Management Development and Compensation Committee) and entered into on June 6, 2019, provides for the following compensation and benefits:

•	base salary at the annual rate of $625,000;
•
eligibility to receive an annual cash incentive under the Annual Incentive Plan (“AIP”) with a target value of 100% of his base salary.  Such cash incentive award will be paid based upon the achievement of pre-established annual business operating metrics and successful completion of personal performance objectives.  For the period from June 29, 2019 through December 31, 2019, Mr. Malave’s annual cash incentive payment under the AIP shall be equal to fifty percent (50%) of his annual target;

•
commencing with calendar year 2020, eligibility to receive annual equity awards granted under the Harris Corporation 2015 Equity Incentive Plan (the “Equity Incentive Plan”) with a target value of $2,000,000, calculated and having terms and conditions consistent with grants to L3Harris’ other executive officers;

•
a one-time restricted stock unit grant under the Equity Incentive Plan with a grant date value of $950,000, to be granted on August 1, 2019 (if that date occurs within a “quiet period” as defined by L3Harris’ equity grant policy, the grant date will be the first trading day following the end of such “quiet period”; such grant being referred to as the “Grant Date”).  Such restricted stock units will vest over three years;

•
a one-time integration performance award under the Equity Incentive Plan comprised of (a) performance share units with a target value of $660,000; and (b) performance-based stock options with a grant date value of $1,340,000 and a term of ten years.  Both components of the integration award will be subject to three-year cliff vesting and will vest (if at all) subject to achievement of applicable cost synergy goals for the Merger established by the Compensation Committee prior to the Grant Date.  The integration performance share units will be subject to a 0% to 200% target payout for achievement of cost synergy goals from June 29, 2019 through December 31, 2021 and a separate 50% to 200% modifier of any such earned payouts for achievement of a cumulative earnings per share goal over the same period.  The integration performance-based stock options will vest and become exercisable only if 80% of the cost synergy goal is achieved;

•	a one-time cash sign-on bonus of $200,000;
•	eligibility to participate in L3Harris’ 401(k) Retirement Plan, Supplemental Executive Retirement Plan and employee health and welfare plans; and
•	relocation benefits to assist with his move from Palm Beach Gardens, Florida to Melbourne, Florida, including a $10,000 “disruption payment.”

The Offer Letter Agreement does not provide for a term of employment.  However, if Mr. Malave’s employment is involuntarily terminated within 36 months of his start date by L3Harris other than for “cause” (as defined in the Offer Letter Agreement) or by Mr. Malave for “good reason” (as defined in the Offer Letter Agreement), subject to his execution and delivery of a general release of claims against L3Harris, he will be entitled to receive a severance payment equal to (a) his then-current annual base salary and (b) a pro rata annual cash bonus for the performance period in which the termination occurs, subject to achievement of the applicable performance goals through the end of such performance period.  In addition, upon such termination without cause, the restricted stock units described above shall become fully vested.

If Mr. Malave’s employment is involuntarily terminated by L3Harris without “cause” or by Mr. Malave for “good reason” on or following the future date of a “change in control” (as defined in the Offer Letter Agreement) and within thirty-six (36) months after his start date, in lieu of the severance payments described in the above paragraph, subject to his execution and delivery of a general release of claims against L3Harris, he will be entitled to a severance payment equal to (a) two times his then-current annual base salary and plus his then-current target annual cash bonus and (b) a pro rata annual cash bonus for the performance period in which the termination occurs, subject to achievement of the applicable performance goals through the end of such performance period.

The naming of Mr. Malave as Senior Vice President and Chief Financial Officer of L3Harris was not pursuant to any arrangement or understanding with respect to any other person. In addition, there are no family relationships between Mr. Malave and any director or other executive officer of L3Harris and there are no related party transactions between L3Harris and Mr. Malave reportable under Item 404(a) of Regulation S-K.

The foregoing description of the terms and conditions of Mr. Malave’s Offer Letter Agreement is not complete and is qualified in its entirety by, and should be read in conjunction with, the complete text of the Offer Letter Agreement, which is filed as Exhibit 10.3 to this Current Report on Form 8-K and incorporated by reference into this Item 5.02.

Resignation of Rahul Ghai

On June 28, 2019, Mr. Ghai resigned his position as Senior Vice President and Chief Financial Officer effective at the Effective Time.  To assist with the transition of his duties, Mr. Ghai is expected to continue as an employee of L3Harris through July 14, 2019, during which time he will be paid a salary and receive benefits at current levels.

NEO Departure

Effective on June 29, 2019 (after the Effective Time), Mr. Sheldon Fox ceased being an employee of L3Harris.  Mr. Fox previously served as Senior Vice President, Operations and Information Technology.  Mr. Fox’s cessation of employment is amicable, and there is no disagreement between him and L3Harris on any matter relating to operations, policies or practices.

Letter Agreement with Christopher E. Kubasik

In connection with the Merger Agreement, on October 12, 2018, L3 entered into a letter agreement, which was formalized by a subsequent letter agreement dated November 5, 2018 (together, the “Kubasik Letter Agreement”), with Mr. Kubasik to confirm the terms of the changes to his roles and compensation arrangements in connection with and following the Merger.  On June 29, 2019, the Board ratified, authorized and approved the assumption of the Kubasik Letter Agreement by L3Harris in connection with Mr. Kubasik’s appointment as the Vice Chairman, President and Chief Operating Officer of L3Harris.

The terms of the Kubasik Letter Agreement have been previously reported and are incorporated by reference into this Item 5.02 from the heading “Letter Agreement with Christopher E. Kubasik” in Harris’ definitive proxy statement/prospectus filed by Harris with the SEC on February 25, 2019. The full text of the Kubasik Letter Agreement is attached hereto as Exhibit 10.4 and incorporated by reference into this Item 5.02.

Christopher E. Kubasik, age 58, L3Harris’ Vice Chairman, President and Chief Operating Officer, previously served as Chairman, Chief Executive Officer and President of L3 until the Merger.  Mr. Kubasik became L3’s Chief Executive Officer and President and a member of L3’s Board in January 2018; he assumed the role of Chairman of L3 in May 2018.   From October 2015 to December 2017, Mr. Kubasik served as L3’s President and Chief Operating Officer.  From March 2014 to October 2015, Mr. Kubasik served as President and Chief Executive Officer of the Seabury Advisory Group.  Prior to that, Mr. Kubasik held various executive positions with Lockheed Martin Corporation including Vice Chairman, President and Chief Operating Officer from 2010 to 2012. His other prior public company directorship (within the last five years) consists of serving as a director of Spirit AeroSystems Holdings, Inc. (until April 2016).  Mr. Kubasik graduated magna cum laude from the University of Maryland School of Business.

(e) Compensatory Arrangements of Certain Officers

(i)  New Form of Indemnification Agreement:

On June 29, 2019, the Board of L3Harris approved a new form of indemnification agreement for directors and officers (the “New Indemnification Agreement Form”), which L3Harris intends for use for indemnification agreements to be entered into by L3Harris with directors and board appointed officers on or after June 29, 2019, including the L3 Designees, the Harris Designees, Mr. Brown, Mr. Kubasik and each of the other executive officers currently employed with L3Harris.  Each new indemnification agreement with a current director or an executive officer currently employed with L3Harris will replace and supersede the prior indemnification agreement between L3Harris or L3, as applicable, and such director or executive officer, if such director and executive officer was a party to a prior indemnification agreement with L3Harris or L3, as applicable.

Under the New Indemnification Agreement Form, L3Harris agrees to indemnify each of its directors and officers party thereto (each, an “Indemnitee”) if Indemnitee was or is made or is threatened to be made party to, or is otherwise involved in, any action, suit or proceeding by reason of the fact that Indemnitee is or was or has agreed to serve as a director, officer, employee or agent of L3Harris or, while serving as a director or officer of L3Harris, is or was serving or has agreed to serve at the request of L3Harris as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise or by reason of any action alleged to have been taken or omitted in any such capacity, from and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding, including any appeals, to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”). To the fullest extent permitted by the DGCL, L3Harris also agrees to pay expenses (including attorneys’ fees) reasonably incurred by an Indemnitee in appearing at, participating in or defending any action, suit or proceeding or in connection with an enforcement action as contemplated by the New Indemnification Agreement Form in advance of the final disposition of such action, suit or proceeding within 30 days after receipt by L3Harris of a statement or statements from such Indemnitee requesting such advance or advances from time to time.

The foregoing summary of the New Indemnification Agreement Form does not purport to be complete and is qualified in its entirety by reference to the full text of the New Indemnification Agreement Form, which is filed as Exhibit 10.5 to this Current Report on Form 8-K and incorporated by reference into this Item 5.02.

(ii) Fiscal 2019 Compensation Actions

On June 28, 2019, the independent directors of the Board of Harris approved certain compensation actions with respect to Mr. Brown, Harris’ Chairman, President and Chief Executive Officer at that time, and the Management Development and Compensation Committee of the Board of Directors of Harris approved certain compensation actions with respect to Harris’ other “named executive officers” at the time (pursuant to Instruction 4 to Item 5.02 of Form 8-K, those executive officers included in the Summary Compensation Table in the Proxy Statement for Harris’ 2018 Annual Meeting of Shareholders). The compensation actions that were approved included payouts as described below under both the AIP and the Equity Incentive Plan, the terms of which plans have been previously disclosed, and were made in connection with the impending closing of the Merger on June 29, 2019, immediately following the end of Harris’ fiscal 2019 and prior to availability of reported or audited financial results for Harris’ full year fiscal 2019, and in advance of (i) the accelerated vesting and payouts of performance share unit awards as to which the performance period had not been completed as of the Effective Time, resulting from the Merger constituting a “Change in Control” under the terms of such awards, as well as (ii) the transition to the new Board of L3Harris and its new Compensation Committee.

(a)  Fiscal 2019 Cash Payouts Under the AIP:

Cash payouts under the AIP in respect of fiscal 2019 (which ended June 28, 2019) were approved based on the extent of achievement of adjusted fiscal 2019 targets for financial performance measures and of other individual performance objectives established early in fiscal 2019. The pre-established financial performance measures were Harris consolidated operating income, free cash flow (defined as cash flow from operations less net capital expenditures) and revenue, weighted 40%, 30% and 30%, respectively.  Approved payouts were as follows: William M. Brown - $3,735,000; Rahul Ghai - $650,000; Sheldon J. Fox - $580,000; Dana A. Mehnert - $550,000; and Scott T. Mikuen - $650,000.

(b)  Payouts Under the Equity Incentive Plan in Respect of Performance Share Unit Awards for the Fiscal 2017-2019, Fiscal 2018-2020 and Fiscal 2019-2021 Performance Periods:

Payouts under the Equity Incentive Plan in respect of performance share unit awards for the fiscal 2017-2019 three-year performance period ended June 28, 2019 were approved based on the extent of achievement of adjusted performance period targets for financial performance measures established early in fiscal 2017.  The pre-established financial performance measures were Harris’ three-year earnings per share compound annual growth rate (“EPS CAGR”) for the performance period and average annual return on invested capital (“ROIC”) for the performance period (the original targets for which were adjusted for Harris’ divestitures in fiscal 2017 in order to reflect continuing operations), weighted equally, subject to possible adjustment upward or downward by as much as 33% based on Harris’ quintile ranking for total shareholder return (“TSR”) performance over the performance period compared with companies in the Standard & Poor’s 500. Achievement of targets was based on adjusted results for fiscal 2017-2018 and estimated results for fiscal 2019 (adjusted to exclude the benefit from tax reform and changes in revenue recognition), with TSR calculated through May 31, 2019. Approved payouts for the fiscal 2017-2019 performance share units were as follows: William M. Brown – 73,961 shares; Rahul Ghai – 11,126 shares; Sheldon J. Fox – 11,126 shares; Dana A. Mehnert – 11,126 shares; and Scott T. Mikuen – 9,675 shares.

Payouts under the Equity Incentive Plan in respect of performance share unit awards for the fiscal 2018-2020 three-year performance period scheduled to end July 3, 2020 were approved based on the extent of achievement of performance period targets for financial performance measures established early in fiscal 2018.  The pre-established financial performance measures were Harris’ three-year EPS CAGR for the performance period and average annual ROIC for the performance period, weighted equally, subject to possible adjustment upward or downward by as much as 33% based on Harris’ quintile ranking for TSR performance over the performance period compared with companies in the Standard & Poor’s 500. Achievement of targets was based on adjusted results for fiscal 2018, estimated results for fiscal 2019 (adjusted to exclude the benefit from tax reform) and projected results for fiscal 2020 in the Harris S-4, with TSR calculated through May 31, 2019. Approved payouts for the fiscal 2018-2020 performance share units were as follows: William M. Brown – 63,050 shares; Rahul Ghai – 9,996 shares; Sheldon J. Fox – 8,842 shares; Dana A. Mehnert – 8,842 shares; and Scott T. Mikuen – 8,459 shares.

Payouts under the Equity Incentive Plan in respect of performance share unit awards for the fiscal 2019-2021 three-year performance period scheduled to end July 2, 2021 were approved based on the extent of achievement of performance period targets for financial performance measures established early in fiscal 2019.  The pre-established financial performance measures were Harris’ three-year EPS CAGR for the performance period and average annual ROIC for the performance period, weighted equally, subject to possible adjustment upward or downward by as much as 33% based on Harris’ quintile ranking for TSR performance over the performance period compared with companies in the Standard & Poor’s 500. Achievement of targets was based on estimated results for fiscal 2019, projected results for fiscal 2020 in the Harris S-4 and projected results for fiscal 2021 in the Harris S-4, with TSR calculated through May 31, 2019. Approved payouts for the fiscal 2019-2021 performance share units were as follows: William M. Brown – 49,496 shares; Rahul Ghai – 9,001 shares; Sheldon J. Fox – 5,626 shares; Dana A. Mehnert – 6,469 shares; and Scott T. Mikuen – 6,750 shares.

Item 7.01. Regulation FD Disclosure.

The disclosure set forth above in Item 2.02 of this Current Report on Form 8-K is incorporated by reference into this Item 7.01.

On July 1, 2019, L3Harris issued a press release announcing that Mr. Jesus (Jay) Malave has been named Senior Vice President and Chief Financial Officer of L3Harris, effective June 29, 2019.  Mr. Malave succeeds Mr. Rahul Ghai, who is leaving to pursue other opportunities.  A copy of the press release announcing the Chief Financial Officer transition is furnished with this Current Report on Form 8-K as Exhibit 99.3 and is incorporated by reference into this Item 7.01.

Item 8.01. Other Events.

On July 1, 2019, L3Harris issued a press release announcing, among other things, an increased dividend rate and a new share repurchase program.

Increased Dividend Rate

On July 1, 2019, L3Harris announced that its Board has increased the quarterly cash dividend rate per share from 68.5 cents to 75 cents, which it expects to apply to dividends declared for each of the two remaining quarters of 2019 and which corresponds to an increase in the annualized rate from $2.74 to $3.00, and that it will assess its future dividend rate during the first quarter of calendar 2020. The declaration of dividends and the amount thereof will depend on a number of factors, including L3Harris’ financial condition, capital requirements, cash flows, results of operations, future business prospects and other factors its Board and management may deem relevant. L3Harris’ quarterly or annualized dividend rates may not continue to increase.

New Share Repurchase Program

On July 1, 2019, L3Harris announced that its Board of Directors has approved a new $4.0 billion share repurchase authorization. The new share repurchase program replaced the prior share repurchase program of Harris, which had a remaining unused authorization of approximately $501 million, as well as the prior share repurchase program of L3. Although the new share repurchase program does not have a stated expiration date, L3Harris announced that it currently expects to repurchase up to $2.5 billion in shares in the next twelve months. Repurchases under the new program may be made through open-market transactions, private transactions, transactions structured through investment banking institutions or any combination thereof. The level of L3Harris’ repurchases depends on a number of factors, including its financial condition, capital requirements, cash flows, results of operations, future business prospects and other factors its Board and management may deem relevant. The timing, volume and nature of repurchases are subject to market conditions, applicable securities laws and other factors and are at the discretion of L3Harris and may be suspended or discontinued at any time.

The copy of L3Harris’ press release relating to its increased dividend rate and new share repurchase program is filed as Exhibit 99.2 hereto and is incorporated by reference into this Item 8.01.

Director Compensation

On June 29, 2019, the Board of L3Harris approved, effective immediately, compensation for service as a non-employee director of L3Harris, which includes the following elements, among others:

•	an annual cash retainer for service as a member of L3Harris’ Board of $130,000;
•
an annual cash retainer for service as chairperson of L3Harris’ Audit Committee of $30,000, Compensation Committee of $20,000, Nominating and Governance Committee of $20,000, Finance Committee of $20,000 and Ad Hoc Technology Committee of $20,000;

•	an annual cash retainer for service as L3Harris’ Lead Independent Director of $35,000; and
•
an annual equity retainer for service as a member of L3Harris’ Board in the form of director share units to be granted under the Equity Incentive Plan, with a value of $165,000 and with such grant to be made on the date of L3Harris’ Annual Meeting of Shareholders; provided that for the period of June 29, 2019 to December 31, 2019, such equity retainer shall have a value of $82,500 and shall be granted on the date of L3Harris’ 2019 Annual Meeting of Shareholders.

The foregoing elements of non-employee director compensation are only a summary, do not purport to be complete and are qualified in their entirety by reference to the Summary of Annual Compensation of L3Harris Technologies, Inc. Non-Employee Directors filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated by reference into this Item 8.01.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements

The audited consolidated balance sheets of L3 as of December 31, 2018 and 2017, and the related audited consolidated statements of operations, comprehensive income, equity and cash flows for each of the three years in the period ended December 31, 2018, including the related notes, are filed as Exhibit 99.4 hereto and are incorporated by reference into this Item 9.01(a).

The Report of Independent Registered Public Accounting Firm, issued by PricewaterhouseCoopers LLP, dated February 21, 2019, relating to the consolidated financial statements of L3 is filed as Exhibit 99.5 hereto and is incorporated by reference into this Item 9.01(a).

The unaudited condensed consolidated balance sheets of L3 as of March 29, 2019 and December 31, 2018, and the related unaudited condensed consolidated statements of operations, comprehensive income, equity and cash flows for the quarterly periods ended March 29, 2019 and March 30, 2018, including the related notes, are filed as Exhibit 99.6 hereto and are incorporated by reference into this Item 9.01(a).

(b) Pro Forma Financial Information

The unaudited pro forma condensed combined statements of income for the three quarters ended March 29, 2019 and the fiscal year ended June 29, 2018 combine the historical results of operations of Harris and L3 and have been prepared to reflect the Merger as if it had occurred on July 1, 2017, the first day of Harris’ fiscal 2018.  The unaudited pro forma condensed combined balance sheet as of March 29, 2019 is based on the individual historical consolidated balance sheets of Harris and L3 and has been prepared to reflect the Merger as if it had occurred on March 29, 2019, which was the end of Harris’ third quarter of fiscal 2019.  The pro forma financial information, and the related notes thereto, required to be filed under Item 9.01 of this Current Report on Form 8-K were previously filed in Harris’ Current Report on Form 8-K filed with the SEC on May 30, 2019 and are filed as Exhibit 99.7 hereto and are incorporated by reference into this Item 9.01(b).

(d) Exhibits

2.1
Agreement and Plan of Merger, dated as of October 12, 2018, among L3 Technologies, Inc., Harris Corporation and Leopard Merger Sub Inc. (incorporated herein by reference to Exhibit 2.1 to Current Report on Form 8-K filed by Harris Corporation with the SEC on October 16, 2018 (SEC File Number 1-3863)).**

2.2	First Amendment to Agreement and Plan of Merger, dated as of June 28, 2019, among L3 Technologies, Inc., Harris Corporation and Leopard Merger Sub Inc.
10.1
Revolving Credit Agreement, dated June 28, 2019, among Harris and certain of its Subsidiaries from time to time, as the Borrowers, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, L/C Issuer and Swingline Lender, Citibank, N.A., Bank of America, N.A., Morgan Stanley MUFG Loan Partners, LLC and Wells Fargo Bank, National Association, as Co-Syndication Agents and JPMorgan Chase Bank, N.A., Citibank, N.A., Bank of America Securities, Inc., Morgan Stanley MUFG Loan Partners, LLC and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Bookrunners. **

10.2	Summary of Annual Compensation of Non-Employee Directors of L3Harris Technologies, Inc., effective as of June 29, 2019.*
10.3	Offer Letter Agreement with Jesus Malave, Jr, dated as of June 6, 2019.*
10.4	Letter Agreement with Christopher E. Kubasik, dated as of November 5, 2018.*
10.5	Form of Indemnification Agreement.*

23	Consent of PricewaterhouseCoopers LLP.
99.1	Press Release, dated July 1, 2019 (relating to the consummation of the Merger, the appointment of new directors and leadership and segment reorganization).
99.2	Press Release, dated July 1, 2019 (relating to increased dividend rate and new share repurchase program).
99.3	Press Release, dated July 1, 2019 (relating to the Chief Financial Officer transition).
99.4
The audited consolidated balance sheets of L3 Technologies, Inc. as of December 31, 2018 and 2017, and the related audited consolidated statements of operations, comprehensive income, equity and cash flows for each of the three years in the period ended December 31, 2018, including the related notes (incorporated by reference to Part II. Item 8 and Part IV. Item 15 of the Form 10-K of L3 Technologies, Inc. for the fiscal year ended December 31, 2018 (SEC File No. 001-37975) (the “2018 Form 10-K”)).

99.5
The Report of Independent Registered Public Accounting Firm, issued by PricewaterhouseCoopers LLP, dated February 21, 2019, relating to the consolidated financial statements of L3 Technologies, Inc. (incorporated by reference to Part II. Item 8 of the 2018 Form 10-K).

99.6
The unaudited condensed consolidated balance sheets of L3 Technologies, Inc. as of March 29, 2019 and December 31, 2018, and the related unaudited condensed consolidated statements of operations, comprehensive income, equity and cash flows for the quarterly periods ended March 29, 2019 and March 30, 2018, including the related notes (incorporated by reference to Part I. Item 1 of the Form 10-Q of L3 Technologies, Inc. for the quarterly period ended March 29, 2019 (SEC File No. 001-37975)).

99.7
The unaudited pro forma condensed combined statements of income for the three quarters ended March 29, 2019 and the fiscal year ended June 29, 2018, and the unaudited pro forma condensed combined balance sheet as of March 29, 2019, including the related notes (incorporated by reference to the Current Report on Form 8-K of Harris Corporation filed with the SEC on May 30, 2019 (SEC File Number 1-3863)).

99.8	Presentation entitled L3Harris Technologies Overview.

*Management contract or compensatory plan or arrangement.

**Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. L3Harris Technologies, Inc. hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.

Forward Looking Statements

Certain of the matters discussed in this communication are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts may be forward-looking statements; words such as “may,” “will,” “should,” “likely,” “projects,” “financial guidance,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are used to identify forward-looking statements. L3Harris cautions investors that these statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond L3Harris’ control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

These forward-looking statements speak only as of the date of this communication or as of the date they were made, and L3Harris undertakes no obligation to update forward-looking statements. For a more detailed discussion of these factors, also see the information under the captions “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in L3’s and Harris’ Joint Proxy Statement/Prospectus that forms part of the Registration Statement on Form S-4 filed by Harris and the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in L3’s and Harris’ most recent reports on Form 10-K for the years ended December 31, 2018 and June 29, 2018, respectively, and any material updates to these factors contained in any of L3Harris’ subsequent and future filings.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 1, 2019	L3HARRIS TECHNOLOGIES, INC.
(Registrant)

	By:	/s/ Scott T. Mikuen
	Name:	Scott T. Mikuen
	Title:	Senior Vice President, General Counsel and Secretary